Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8 (333-89485) of Unizan Financial Corp. of our report dated January 24, 2003 related to the consolidated balance sheet of Unizan Financial Corp. as of December 31, 2002 and the related consolidated statement of income, shareholders’ equity and cash flow for the year ended December 31, 2002, which report is included in this Form 10-K.

/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP

Cleveland, Ohio

March 14, 2003